Exhibit 10(a)1
CONSULTING AGREEMENT

This CONSULTING AGREEMENT (“Agreement”) is entered into by and between Southern Company Services, Inc. (the “Company”) and Arthur P. Beattie (“Consultant”).
WITNESSETH:
WHEREAS, the Company desires to retain Consultant to provide certain services to the Company, and Consultant desires to provide such services to the Company, all subject to the terms and conditions set forth herein.
NOW THEREFORE, for and in consideration of the premises, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.	Engagement as an Independent Consultant.
The Company hereby agrees to engage Consultant as an independent contractor, and Consultant hereby accepts such engagement as an independent contractor, upon the terms and conditions set forth in this Agreement.

2.	Term.
The term of this Agreement shall commence on August 1, 2018 and shall expire on December 31, 2018 (“Term”).

3.	Duties.
Unless otherwise detailed in a specific letter or memorandum, Consultant shall manage, perform and provide professional consulting services and advice (“Consulting Services”) as the Company may request from time to time. Consultant shall be available to provide Consulting Services for the Company during the Term of this Agreement. The parties expect that Consultant’s work, on average, will not exceed 40 hours per month during the Term of this Agreement. Consultant must obtain prior written approval from an authorized officer of the Company before Consultant contracts with or in any other way employs any agents or subcontractors to perform work in any way related to this Agreement. Consultant shall cause its agents, employees and subcontractors to perform such duties in a professional and competent manner which shall be consistent with the Southern Company Code of Ethics. Additionally, during the Term of this Agreement, Consultant agrees to promote the best interests of the Company and to take no actions that in any way damage the public image or reputation of the Company or its affiliates or to knowingly assist, in any way, a competitor of the Company.

4.	Consultant as an Independent Contractor.
In the performance of this Agreement, both Consultant and the Company will be acting in their own separate capacities and not as agents, employees, partners, joint venturers or associates of one another. It is expressly understood and agreed that Consultant is an independent contractor of the Company in all manners and respects. The parties further agree that:

(a)	Consultant is not authorized to bind the Company to any liability or obligation or to represent that Consultant has any such authority.

(b)	Consultant shall obtain and maintain (at Consultant’s own cost) any required insurance or other protection required for the performance of the services under this Agreement.

(c)
Consultant shall be solely and exclusively responsible and liable for all other expenses, costs, liabilities, assessments, taxes, maintenance, insurance, undertakings and other obligations incurred by Consultant at any time and for any reason as a result of this Agreement or the performance of services by Consultant. However, Consultant may be reimbursed for reasonable out-of-pocket expenses in accordance with the Company’s policies where prior approval has been received from a Company Officer.

(d)
Consultant shall be solely and exclusively responsible for obtaining and providing (at Consultant’s own cost) whatever computer, training, software or other equipment Consultant believes is necessary to complete the services required under this Agreement. Company shall make available to Consultant any Company information or other material determined in the Company’s sole discretion to be necessary for Consultant to provide any requested Consulting Services.

(e)
Consultant shall complete the services required under this Agreement according to Consultant’s own means and methods of work which shall be in the exclusive charge and control of Consultant and which shall not be subject to the control or supervision of Company, except as to the results of the work.

(f)
Consultant shall not be subject to the Company’s employee personnel policies and procedures. Other than as a retired employee of the Company, Consultant also shall not be eligible to receive any employee benefits or participate in any employee benefit plan sponsored by the Company, including, but not limited to, any retirement plan, insurance program, disability plan, medical benefits plan or any other fringe benefit program sponsored and maintained by the Company for its employees.

(g)
The Company and Consultant acknowledge and agree that Consultant shall not provide the services to Company on a full-time basis. Except to the extent restricted under this Agreement, the Consultant may engage in other activities for and on behalf of other clients during the Term of this Agreement.

5.	Retainer Fee.
As payment for the Consulting Services rendered pursuant to this Agreement, the Company shall pay, and Consultant shall accept, a retainer fee in the amount of $400,000.00. The payment of the retainer fee shall be made in five equal installments of $80,000.00. Each installment will be payable on the first day of each month of the Term of the Agreement, or as soon as practicable after such date.

6.	Termination.
The parties to the Agreement may mutually agree in writing to terminate the Agreement prior to the expiration of the Term. The Company may terminate the Agreement for cause if Consultant does not perform Consulting Services under this Agreement in a satisfactory manner that protects the business interests of the Company. This Agreement will terminate automatically on the death of Consultant. Any remaining unpaid retainer fee installments shall be forfeited by Consultant if the Agreement is terminated prior to the expiration of the Term.

7.	Confidential Information; Trade Secrets; Ownership of Work Product.

(a)	For purposes of this Agreement, the following terms shall have the following respective meanings:

(1)
“Confidential Information” shall mean the proprietary or confidential data, information, documents, or materials (whether oral, written, electronic, or otherwise) belonging to or pertaining to the Company or any current or former subsidiaries or affiliates of The Southern Company (collectively, “Southern Entities”), other than Trade Secrets (as defined below), which is of tangible or intangible value to any of the Southern Entities and the details of which are not generally known to the competitors of the Southern Entities. Confidential Information shall also include: (A) any items that any of the Southern Entities have marked CONFIDENTIAL or some similar designation or are otherwise identified as being confidential; and (B) all non-public information known by or in the possession of Consultant related to or regarding any proceedings involving or related to the Southern Entities before any federal or state regulatory agencies.

(2)
“Entity or Entities” shall mean any person, business, individual, partnership, joint venture, agency, governmental agency, body or subdivision, association, firm, corporation, limited liability company, or other entity of any kind.

(3)
“Trade Secrets” shall mean information or data of or about any of the Southern Entities, including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, or lists of actual or potential customers or suppliers that: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Consultant agrees that Trade Secrets include non-public information related to the rate-making process of the Southern Entities and any other information which is defined as a trade secret under applicable law.

(4)	“Work Product” shall mean all tangible work product, property, data, documentation, concepts or plans, inventions, improvements, techniques, and processes relating to the Southern Entities that were conceived, discovered, created, written, revised, or developed by Consultant conceived, discovered, developed or created by Consultant in performing the Consulting Services pursuant to this Agreement.

(b)
In recognition of the need of the Company to protect its legitimate business interests, Confidential Information, and Trade Secrets, Consultant hereby covenants and agrees that Consultant shall regard and treat Trade Secrets and all Confidential Information as strictly confidential and wholly-owned by the Southern Entities and shall not, for any reason, in any fashion, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, misappropriate, or otherwise communicate any such item or information to any third party Entity for any purpose other than in accordance with the Agreement or as required by applicable law: (A) with regard to each item constituting a Trade Secret, at all times such information remains a trade secret under applicable law and (B) with regard to any Confidential Information, for a period of three years following the end of the Term of the Agreement.

(c)
Consultant shall exercise best efforts to ensure the continued confidentiality of all Trade Secrets and Confidential Information and shall immediately notify the Company of any unauthorized disclosure or use of any Trade Secrets or Confidential Information of which Consultant becomes aware. Consultant shall assist the Southern Entities, to the extent necessary, in the protection of or procurement of any intellectual property protection or other rights in any of the Trade Secrets or Confidential Information.

(d)
All Work Product shall be owned exclusively by the Company. To the greatest extent possible, any Work Product shall be deemed to be work made for hire (as defined in the Copyright Act, 17 U.S.C.A. § 101 et seq., as amended), and Consultant hereby unconditionally and irrevocably transfers and assigns to the Company all right, title, and interest Consultant currently has or may have by operation of law or otherwise in or to any Work Product, including, without limitation, all patents, copyrights, trademarks (and the goodwill associated therewith), trade secrets, service marks (and the goodwill associated therewith), and other intellectual property rights. Consultant agrees to execute and deliver to the Company any transfers, assignments, documents or other instruments which the Company may deem necessary or appropriate, from time to time, to protect the rights granted herein or to vest complete title and ownership of any and all Work Product, and all associated intellectual property and other rights therein, exclusively in the Company.

(e)
Notwithstanding anything herein to the contrary, nothing in this Agreement will prevent Consultant from providing truthful testimony under oath in a judicial or administrative proceeding or prevent Consultant from providing information to a federal, state, or local agency in connection with the lawful exercise of such agency’s functions. Moreover, nothing in this Agreement is intended to prohibit Consultant from engaging in protected activities under applicable law (including protected activities described in Section 211 of the Energy Reorganization Act). Consultant further understands nothing in this Agreement limits Consultant’s ability to file a charge or complaint with the Securities and Exchange Commission or any other federal, state or local government agency or commission (‘Government Agencies”). Nothing in this Agreement limits Consultant’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by the Government Agency, including providing documents or information without notice to the Company. This Agreement does not limit Consultant’s right to receive an award for information provided to any Government Agency.

8.	Remedies.
The parties represent and agree that any disclosure or use of any Trade Secrets or Confidential Information by Consultant except as otherwise permitted under this Agreement or authorized by the Company in writing, or any other violation of Section 7, would be wrongful and cause immediate, significant, continuing and irreparable injury and damage to Company that is not fully compensable by monetary damages. Should Consultant breach or threaten to breach any provisions of Section 7, the Company shall be entitled to obtain immediate relief and remedies in a court of competent jurisdiction (including but not limited to damages, preliminary or permanent injunctive relief and an accounting for all profits and benefits arising out of Consultant’s breach), cumulative of and in addition to any other rights or remedies to which Company may be entitled by this Agreement, at law or in equity.

9.	Return of Materials.
By no later than the end of the Term, Consultant agrees to return to the Company all property of the Southern Entities, including but not limited to data, lists, information, memoranda, documents, identification cards, parking cards, keys, computers, fax machines, pagers, phones, files, and any and all written or descriptive materials of any kind belonging or relating to the Company or any other Southern Entity, including, without limitation, any originals, copies, and abstracts containing any Work Product, intellectual property, Confidential Information, and Trade Secrets in Consultant’s possession or control.

10.	Laws, Regulations and Public Ordinances.
Consultant shall comply with all federal, state, and local statutes, regulations, and public ordinances governing Consultant’s work hereunder and shall indemnify, defend and hold the Company harmless from any and all liability, damage, cost, fine, penalty, fee, and expense arising from Consultant’s failure to do so.

11.	Notices.
All notices required, necessary or desired to be given pursuant to this Agreement shall be in writing and shall be effective when delivered or on the third day following the date upon which such notice is deposited, postage prepaid, in the United States mail, certified return receipt requested, and addressed to the party at the address set forth below:

If to Consultant: Arthur P. Beattie [Home address on file]	If to the Company: Southern Company Services, Inc. 30 Ivan Allen Jr. Blvd., NW Atlanta, GA 30308 Attention: Nancy Sykes

12.	Indemnification.
Consultant shall and does hereby expressly agree to indemnify and hold harmless the Company, its officers, directors, shareholders, employees, parent, and affiliates against any and all suits, actions, judgments, costs (including, without limitation, all court costs and attorneys’ fees), losses, damages, or claims of whatever nature arising out of or related to any acts or omissions of Consultant, Consultant’s agents, employees, or subcontractors, including, but not limited to, any injuries to or deaths of persons or any damage to property or equipment. Consultant further agrees to defend any and all such actions in any court or in arbitration.

13.	Waiver of Breach.
The waiver of a breach of any provision of the Agreement shall not operate or be construed as a waiver of any other breach. Each of the parties to the Agreement will be entitled to enforce its or his/her rights under the Agreement, specifically, to recover damages by reason of any breach of any provision of the Agreement and to exercise all other rights existing in its or his/her favor.

14.	Assignment by Consultant.
Consultant may not assign, transfer or subcontract any of Consultant’s rights or obligations under this Agreement to any party without the prior written consent of the Company. Consultant’s obligations under this Agreement shall be binding on Consultant’s successors and permitted assigns. Any assignment, transfer or subcontracting in violation of this provision shall be null and void.

15.	Governing Law.
This Agreement shall be construed and enforced in accordance with the laws of the State of Georgia.

16.	Severability.
The unenforceability or invalidity of any particular provision of the Agreement shall not affect its other provisions, and to the extent necessary to give such other provisions effect, they shall be deemed severable. If any of the provisions of the Agreement are determined by any court of law or equity with jurisdiction over this matter to be unreasonable or unenforceable, in whole or in part, as written, the parties hereby consent to and affirmatively request that said court reform the provision so as to be reasonable and enforceable and that said court enforce the provision as reformed. Consultant acknowledges and agrees that the covenants and agreements contained in the Agreement shall be construed as covenants and agreements independent of each other or any other contract between the parties hereto and that the existence of any claim or cause of action by Consultant against the Company or any Southern Entity, whether predicated upon the Agreement or any other contract, shall not constitute a defense to the enforcement by the Company or any Southern Entity of the covenants and agreements.

17.	Interpretation.
The judicial body interpreting the Agreement shall not construe the terms of the Agreement more strictly against one party, it being agreed that both parties and/or their attorneys or agents have negotiated and participated in the preparation hereof.

18.	Survival.
Notwithstanding any expiration or termination of this Agreement, the provisions of Sections 8, 10, and 12 through 19 hereof shall survive and remain in full force and effect, as shall any other provision hereof that, by its terms or reasonable interpretation thereof, sets forth obligations that extend beyond the termination of this Agreement.

19.	Entire Agreement.
This Agreement embodies the entire agreement of the parties and supersedes all prior agreements between the parties hereto relating to the subject matter hereof. This Agreement may not be modified or amended except by a written instrument signed by both Consultant and an authorized representative of the Company.
[Signatures are on following page.]

IN WITNESS WHEREOF, the undersigned have executed the Agreement on the dates set forth below.

COMPANY

Signature:	/s/Thomas A Fanning

Printed Name:	Thomas A. Fanning

Title:	President, Chairman, and Chief Executive Officer of
The Southern Company

Date:	May 23, 2018

CONSULTANT

Signature:	/s/Art P. Beattie

Date:	May 23, 2018